Exhibit 12.1

CARRIZO OIL AND GAS, INC.

STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND

EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Years Ended December 31
	2010	2009	2008	2007	2006
Earnings	(In thousands, except ratios)
Income (loss) before income taxes and equity in income of investees	$15,679	$(318,152)	$(65,772)	$24,712	$28,446
Interest expense	43,264	38,286	30,257	26,403	19,071
Less interest capitalized	(20,746)	(19,696)	(20,527)	(11,718)	(9,975)
Interest portion of rental expense	1,292	1,237	1,568	1,096	619

Total Earnings	$39,489	$(298,325)	$(54,474)	$40,493	$38,161

Fixed Charges
Interest expense	$43,264	$38,286	$30,257	$26,403	$19,071
Interest portion of rental expense	1,292	1,237	1,568	1,096	619

Total Fixed Charges	$44,556	$39,523	$31,825	$27,499	$19,690

Ratio of Earnings to Fixed Charges	0.89	— (1)	— (2)	1.47	1.94

	Years Ended December 31
	2010	2009	2008	2007	2006
Earnings	(In thousands, except ratios)
Income (loss) before income taxes and equity in income of investees	$15,679	$(318,152)	$(65,772)	$24,712	$28,446
Interest expense	43,264	38,286	30,257	26,403	19,071
Less interest capitalized	(20,746)	(19,696)	(20,527)	(11,718)	(9,975)
Interest portion of rental expense	1,292	1,237	1,568	1,096	619

Total Earnings	$39,489	$(298,325)	$(54,474)	$40,493	$38,161

Combined Fixed Charges and Preferred Stock Dividends
Interest expense	$43,264	$38,286	$30,257	$26,403	$19,071
Interest portion of rental expense	1,292	1,237	1,568	1,096	619
Preferred stock dividend requirements of Carrizo Oil & Gas, Inc.	—	—	—	—	—

Total Combined Fixed Charges and Preferred Stock Dividends	$44,556	$39,523	$31,825	$27,499	$19,690

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	0.89	— (1)	— (2)	1.47	1.94

(1)	Earnings for the year ended December 31, 2009, were insufficient to cover fixed charges and combined fixed charges and preferred stock dividends by $298.3 million due to non-cash impairments of oil and gas properties of $338.9 million.

(2)	Earnings for the year ended December 31, 2008, were insufficient to cover fixed charges and combined fixed charges and preferred stock dividends by $54.5 million due to a non-cash impairment of oil and gas properties of $178.5 million.